Exhibit 99.2

December 23, 2022

Dear Fellow Shareholders,

In light of our announcement today to execute a reverse stock split, I want to speak directly to you regarding our share price, our decision and our future direction.

It is with a clear sense of our purpose, a consistent commitment to our core values and a recognition of the critical importance of engaging with, and delivering for, our key stakeholders, that we have made the decision to move forward with the reverse stock split. With respect to the macroeconomic challenges that all companies are facing, and despite our continued growth and successful execution of our gameplan, our share price has continued to face downward pressure. While I clearly feel we are being undervalued as a Company, we believe the markets are having a greater impact upon our stock price than warranted.

Over the past several months we have continued to communicate with all of our key stakeholders with respect to our concern related to our share price and the possibility of being delisted from the Nasdaq Global Market (“NASDAQ”) should our stock remain below the minimum bid price requirement. We have consistently stated our intent to maintain our NASDAQ listing, which we feel provides us with enormous benefit, including continued exposure to market research conducted by analysts employed by investment banking firms and access to the broader equity markets for ongoing liquidity needs, as well as allowing for your shares to be traded more easily on the NASDAQ. We also believe that being a part of the NASDAQ provides global visibility, visibility that will in time allow us to overcome the negative perception issues related to our current stock price per share.

We have continued to invest considerable time and energy in proactively researching and analyzing the markets and our options to ensure that we best position our Company for continued growth and progress. As a result of that effort, effective December 27, we have made the decision to execute a 1-for-22 reverse stock split. The full press release can be viewed here.

As we look to 2023 and beyond, we remain steadfastly committed to Honoring the Past and Inspiring the Future by building a world-class sports and entertainment company delivering increased future value to you, our shareholders and partners. I want to take this opportunity to thank you for your continued support and belief in the Hall of Fame Resort & Entertainment Company.

Happy Holidays and best wishes for your health and happiness in 2023.

/s/ Michael Crawford
Michael Crawford
President and Chief Executive Officer